Exhibit 99.1

Remark Media Announces Strategic Partnership with TheStreet

NEW YORK, NY and ATLANTA, GA, Nov. 14, 2012 (GLOBE NEWSWIRE) — Remark Media, Inc.  (Nasdaq: MARK)—a global digital media company—today announced the formation of a strategic partnership with TheStreet, Inc. to expand growth of its personal finance websites.

“We are very excited about entering this strategic partnership with TheStreet,” said Carrie Ferman, Co-Chief Executive Officer of Remark Media. “This agreement allows us to extend beyond our existing capabilities and is intended to accelerate the growth of our personal finance digital brands.”

Under the agreement, TheStreet will leverage its strengths in sales, marketing and editorial as well as its years of experience and success as a leading digital financial media company to support Remark Media’s strategic objectives and help drive consumer awareness and new revenue growth. Remark Media will continue to expand the sites’ product offerings and features to provide an interactive and engaging experience for consumers.

About Remark Media:

Remark Media, Inc.(Nasdaq: MARK) is a global digital media company focused on creating destinations that merge engaging content with rich social interaction. Remark Media owns and operates a portfolio of personal finance digital brands including Dimespring.com, Banks.com, IRS.com and FileLater.com. The Company is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is also a founding partner and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering health and wellness questions. The Company is headquartered in Atlanta with additional operations in New York, Beijing and Sao Paulo. Additional information is available on its corporate website at remarkmedia.com.

Forward-Looking Statements:

This press release contains “forward-looking statements”, as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media’s filings with the SEC, and include but are not limited to: our losses and need to raise capital; successfully developing and launching new digital media properties; successfully executing upon the strategic relationship with TheStreet; the ability of TheStreet’s operations to benefit our digital media properties; challenges in attracting users to and selling advertising for websites; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.